UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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ASSOCIATED ESTATES REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASSOCIATED ESTATES REALTY CORPORATION

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

        The 2009 annual meeting of shareholders of Associated Estates Realty Corporation will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio  44114, on Wednesday, May 6, 2009, at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each to hold office for a one-year term and until his successor has been duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009; and
3.	To transact all other business that properly comes before the meeting.

Only shareholders of record at the close of business on March 16, 2009, are entitled to receive notice of and to vote at the meeting or any adjournment thereof.  Shareholders are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope.  The principal address of Associated Estates Realty Corporation is 1 AEC Parkway, Richmond Heights, Ohio  44143.

                                                                By order of the Board of Directors,
                                                                Martin A. Fishman
                                                                Secretary

Dated:  March 27, 2009

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 6, 2009.

The Proxy Statement, Annual Report to Shareholders and Proxy Card are available at
 http://ir.aecrealty.com/annual-proxy.cfm

You can help us make a difference by eliminating paper proxy mailings.  With your consent, we will provide all future proxy materials electronically.  Instructions for consenting to electronic delivery can be found on your proxy card.  Your consent to receive shareholder materials electronically will remain in effect until canceled.

ASSOCIATED ESTATES REALTY CORPORATION
1 AEC Parkway
Richmond Heights, Ohio  44143

PROXY STATEMENT

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Associated Estates Realty Corporation (the “Company”) on certain matters to be voted on at the upcoming annual meeting of shareholders, which will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday May 6, 2009, at 10:00 a.m., local time.  We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, on or about March 27, 2009.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Shareholders?

At the Company’s annual meeting of shareholders, shareholders will vote upon matters outlined in the accompanying notice of meeting, including the election of seven directors and a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009.  We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, March 16, 2009, are entitled to receive notice of and to vote the common shares that they held on the record date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding common share entitles such shareholders to cast one vote on each matter to be voted on.  As of the record date, the Company had outstanding 16,699,188 common shares.

Who Can Attend the Meeting?

Only shareholders as of the record date, or their duly appointed proxies, may attend the meeting.  Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records and you will need to bring a copy of your brokerage statement reflecting your ownership of common shares as of the record date.

When and Where Is the Meeting?

The meeting will be held at The Forum, One Cleveland Center, 1375 E. Ninth St., Cleveland, Ohio 44114, on Wednesday, May 6, 2009, at 10:00 a.m., local time.  Parking is available at One Cleveland Center.  You can enter the parking garage from either St. Clair Ave. or Rockwell Ave.

What Constitutes a Quorum?

A quorum for the transaction of business at the meeting requires the presence, either in person or by proxy, of the holders of a majority of the common shares outstanding on the record date.  Proxies received by the Company but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum.

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What Vote Is Required to Approve each Proposal Assuming that a Quorum Is Present at the Meeting?

Proposal One:  Election of Directors.  The seven director nominees who receive the greatest number of affirmative votes will be elected directors.  Abstentions and broker non-votes will not count for or against any nominee for director.

Proposal Two:  Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm.  The Audit Committee plans to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit our financial statements for calendar year 2009.  Although ratification is not required, the Board of Directors is submitting this appointment to our shareholders for ratification as a matter of good corporate practice.  See page 25 under “Proposal Two” for additional information.  A majority of the votes cast is required for the approval of this proposal.  If you abstain from voting on this proposal, it will have the same effect as a vote “against” this proposal.  Broker non-votes will not be considered votes cast and will not have a positive or negative effect on the outcome of this proposal.

How Do I Vote?

If your shares are registered in your name, then you are a “registered holder” and you may vote in person at the meeting or by proxy.  If you decide to vote by proxy, you may do so in any one of the following three ways:

By Telephone:  You may call the toll-free number printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Telephone voting is available 24 hours a day.  If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the website printed on your proxy card.  Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares.  You will be able to confirm that your vote has been properly recorded.  Internet voting is available 24 hours a day.  If you vote over the Internet, you do not need to return your proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you own shares beneficially through a bank, broker or otherwise, the institution that holds your shares will enclose voting instructions when sending our proxy statement to you.

If you hold shares through the AERC 401(k) Savings Plan and Trust, you will receive voting instructions from that plan's administrator, which may have a different deadline for determining the manner in which such shares will be voted.

Each proxy that is received timely, properly signed and not subsequently revoked, will be voted at the meeting in accordance with the directions of the shareholder.  If a proxy is properly signed but incomplete or if you do not provide instructions, the proxy will be voted: 1) FOR the election of each nominee as set forth under “Proposal One: Election of Directors” to serve as a director of the Company; 2) FOR the ratification of the appointment of the Company’s independent registered public accounting firm; and 3) pursuant to the discretion of the appointed proxies for any other action properly brought before the meeting.

Can I Revoke My Proxy?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Shareholders, or by giving notice of revocation to the Company in open meeting.  However, your presence at the annual meeting of shareholders alone will not be sufficient to revoke your previously granted proxy.

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How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of the Board of Directors.  The cost of the solicitation of your proxy will be borne by the Company.  In addition to solicitation of proxies by mail and electronically, officers and regular employees of the Company may solicit proxies in person, by telephone or facsimile.  These officers and employees will not receive any additional compensation for their participation in the solicitation.

Can I receive the proxy materials electronically?

        Yes.  The Company is pleased to offer shareholders the choice to receive all future proxy statements, proxy cards and annual reports electronically over the Internet.  Choosing electronic delivery will save the Company the costs of printing and mailing these materials.  If you are a shareholder of record and would like to receive these materials electronically in the future, you can consent to electronic delivery by following the instructions on your proxy card.

PROPOSAL ONE:  ELECTION OF DIRECTORS

At the annual meeting of shareholders, unless you specify otherwise, the common shares represented by your proxy will be voted to re-elect Messrs. Adams, Delaney, Friedman, Gibbons, Milstein, Schoff and Schwarz.  Each director elected will serve until the next annual meeting of shareholders and until his successor is elected and qualified.

If for any reason any of the nominees is not a candidate at the time of the election (which is not expected), the common shares represented by your proxy will be voted for the election of a substitute nominee designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee.

The following table contains information with respect to each nominee:

Nominees for Election at the Annual Meeting of Shareholders

			Director
Name	Age	Principal Occupation	Since
Albert T. Adams	58	Partner, Baker & Hostetler LLP	1996

James M. Delaney	74	Consultant, AON Risk Services	1999

Jeffrey I. Friedman	57	Chairman of the Board, President and Chief Executive	1993
		Officer of the Company
Michael E. Gibbons	56	Senior Managing Director and Principal, Brown Gibbons	2004
		Lang & Company L.P.
Mark L. Milstein	46	Project Manager, J. Holden Construction	1993

James A. Schoff	63	Special Advisor to the CEO of Developers Diversified	2006
		Realty Corporation
Richard T. Schwarz	57	Limited Partner, Edgewater Capital Partners	1994

 Business Experience of Directors

Albert T. Adams has been a partner of the law firm of Baker & Hostetler LLP in Cleveland, Ohio, since 1984, and has been associated with the firm since 1977.

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James M. Delaney has served as a consultant to AON Risk Services, a risk management firm, since 1997.  Mr. Delaney served as office managing partner of Deloitte & Touche, Cleveland, Ohio, from 1989 until his retirement in June 1997, having joined its predecessor firm in 1958.

Jeffrey I. Friedman has been Chairman of the Board and Chief Executive Officer of the Company since its organization in July 1993, and served as the Company’s President from the Company’s organization to February 2000 and again since December 2002.  In 1974, Mr. Friedman joined the Company’s predecessor, Associated Estates Corporation, an owner and manager of multifamily residential apartment communities.  Mr. Friedman is the brother-in-law of Mark L. Milstein.

Michael E. Gibbons has been the Senior Managing Director and Principal of Brown Gibbons Lang & Company L.P., a Cleveland-based investment banking firm, since its inception in 1989.  Mr. Gibbons also currently serves on the Board of Directors of Preformed Line Products, an international designer and manufacturer of overhead and underground network products and systems.

Mark L. Milstein has been a project manager for J. Holden Construction, a construction company, since 1999.  Mr. Milstein was President of Adam Construction Company, a general contractor, from 1993 to 1999 and a Senior Project Manager for Adam Construction Company from 1988 to 1993.  Mr. Milstein is the brother-in-law of Jeffrey I. Friedman.

James A. Schoff has served as special advisor to the CEO of Developers Diversified Realty Corporation (“DDR”), a shopping center real estate investment trust, since 2004.  Mr. Schoff also served as Executive Vice President and Chief Operating Officer of DDR from 1993 to 1998, Vice Chairman and Chief Investment Officer of DDR from 1998 to 2002, and Senior Investment Officer of DDR from 2002 to 2003.

Richard T. Schwarz has been a limited partner of Edgewater Capital Partners, a private equity investment firm, and a member of its board of operating advisors since July 2003.  In 1998, he co-founded Sycamore Partners LLC, a Cleveland-based investment and advisory firm focused on investing in businesses in northeast Ohio.  Prior to forming Sycamore, he was Director and President of Laurel Industries, Inc., a privately held chemical manufacturer and a subsidiary of Occidental Petroleum Corporation.  Mr. Schwarz is currently Chairman of the Board of Directors of Nine Sigma, Inc., a privately held technology company.

How Often Did the Board of Directors Meet During 2008?

The Board of Directors held five meetings in 2008.  In 2008, each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he was a member.  The Company has a policy requiring director attendance at all Board of Directors meetings, absent unusual circumstances.  The Company expects its directors to attend the annual meeting of shareholders (which is usually held the same day as a meeting of the Board of Directors).  Except for one director who could not attend because of a schedule conflict, all of the Company’s directors serving at the time attended the 2008 annual meeting of shareholders.

How Are Directors Compensated?

Employees of the Company who are also directors are not paid any director fees.  Effective May 7, 2008, compensation for non-employee directors includes the following:

•	An annual retainer fee of $45,000, paid in quarterly installments;

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An additional annual retainer fee of $7,500, paid in quarterly installments, to the respective Chairs of the Executive Compensation, Finance and Planning and Nominating and Corporate Governance Committees;

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•	An additional annual retainer fee of $15,000, paid in quarterly installments, to the Chair of the Audit Committee; and

•	An additional annual retainer of $7,500, paid in quarterly installments, to the lead director.

        Non-employee directors are eligible for restricted share grants and stock option grants, which may be awarded from time to time by the Board of Directors.  During 2008, non-employee directors received a grant of 4,307 restricted shares issued on May 7, 2008.  The closing price of the Company’s stock on the date of that grant was $11.61.  The Company maintains a non-qualified deferred compensation plan for directors (the “Directors’ Deferred Compensation Plan”).  Each non-employee director has the opportunity to elect to defer fees earned in cash and/or equity awards into an account.  The amount of fees and equity awards are converted to share units.  These units are valued based on the Company’s share price and accrue dividend equivalents.  Distributions from each participant’s account are made in cash based on the instructions set forth by the participant at the time he elects to defer his compensation.  Because the value of a director’s account balance is determined by reference to the Company’s share price and because dividend equivalents received are equal to the dividend declared on the Company’s common shares, there are no above-market earnings on deferred compensation account balances.

The following table sets forth the compensation paid to the Company’s non-employee directors during fiscal year 2008:

DIRECTOR COMPENSATION

			Change in
			Pension Value and
	Fees Earned or	Stock	Non-Qualified Deferred
	Paid in Cash	Awards	Compensation Earnings	Total
Name	($)(1)	($)(2)	($)(3)	($)
Albert T. Adams	46,250	37,867	54,673	138,790
James M. Delaney	51,250	37,867	4,678	93,796
Michael E. Gibbons	46,250	37,036	40,628	123,914
Mark L. Milstein	40,000	40,783	-	80,783
James A. Schoff	40,000	31,140	36,328	107,468
Richard T. Schwarz	51,250	30,489	-	81,739

(1)	Messrs. Adams, Gibbons and Schoff have elected to defer the fees earned in cash into the Directors’ Deferred Compensation Plan.

(2)

A grant of 4,307 restricted shares was issued to each non-employee director on May 7, 2008, and the closing price of the Company’s stock on that date was $11.61.  The amounts reflect dollar amounts recognized for financial statement reporting purposes, exclusive of estimated forfeiture rate, for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and include restricted shares granted and deferred “share units” accrued during and prior to 2008.  Assumptions used in the calculation of these amounts are included in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2008, filed with the SEC on February 25, 2009.  Messrs. Adams, Delaney, Gibbons, and Schoff elected to defer their restricted share award into the Directors’ Deferred Compensation Plan.

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(3)

The amounts reflect the change in fair value of deferral accounts under the Directors’ Deferred Compensation Plan.  Amounts credited to deferral accounts are converted to “share units” which are valued based upon the closing price of the Company’s common shares at the end of each reporting period.  Each deferral account is increased when the Company pays a dividend on the Company’s common shares by the number of share units that represent the dividend paid per share multiplied by the number of share units in the account on the date of record for the related dividend payment. At the end of each reporting period, the total value of the deferred compensation is adjusted for increases in share units and for changes in our common share price.  The account of Mr. Schwarz had a decrease in total value of $7,314 due to the distribution of $23,957 in 2008.  Mr. Milstein had no compensation deferred under this plan as of December 31, 2008.

The Company has adopted share ownership guidelines for members of the Board of Directors.  The guidelines provide that each director own Company common shares or common share equivalents having a value at least equal to such director’s annual retainer (including committee retainers) and that once that level is achieved, such guidelines shall be deemed to have been satisfied without regard to any fluctuation in value in the Company’s common shares.  All of the members of the Board of Directors have met this ownership guideline.

The Board of Directors recommends that shareholders vote FOR the nominees for election set forth above.

CORPORATE GOVERNANCE

The Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the best interests of the Company and its shareholders.  A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Codes of Ethics

Code of Ethics for Senior Financial Officers.  The Company has a Code of Ethics for Senior Financial Officers that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions (collectively, “Senior Financial Officers”) of the Company.  The code requires Senior Financial Officers to act with honesty and integrity; to endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”) and other public filings or communications made by the Company; to endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; to proactively promote ethical behavior among peers and subordinates in the workplace and to promptly report to the Audit Committee any violation or suspected violation of the code.  The code is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the code for Senior Financial Officers may only be made by the Audit Committee or the Board of Directors and will be promptly disclosed in a filing on Form 8-K with the SEC or, subject to satisfaction of any condition established by the SEC, by posting on the Company’s web site.

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Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all employees, officers and directors of the Company.  The code includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of Company assets, accounting and recordkeeping, corporate opportunities, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior.  The code is posted on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.  Any waiver of any provision of the code granted to an executive officer or director may only be made by the Board of Directors or a Committee of the Board of Directors authorized to do so and will be promptly disclosed as required by applicable laws or NYSE listing standards.

Independent Directors

The Corporate Governance Guidelines adopt criteria for the determination of director independence that are consistent with those of the NYSE listing standards.  The Board of Directors has determined that all of the nominees for director, except for Messrs. Friedman and Milstein, are “independent directors” within the meaning of the NYSE listing standards.  Albert T. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue providing) legal services to the Company; however, the Board of Directors affirmatively determined that Mr. Adams is an “independent director” within the meaning of the NYSE listing standards and that his relationship with Baker & Hostetler LLP does not interfere with his exercise of independent judgment as a director.  James M. Delaney is a consultant to AON Risk Management Services, which is a vendor of the Company; however, the Board of Directors affirmatively determined that Mr. Delaney is an “independent director” within the meaning of the NYSE listing standards and that his relationship with AON Risk Management Services does not interfere with his exercise of independent judgment as a director.

Executive Session

The non-employee directors of the Board of Directors regularly meet in executive session without management.  Mr. Schwarz currently serves as lead director.  The lead director serves as a liaison between the Chairman of the Board and other directors and presides at meetings of non-employee directors.

Board Committees

The Board of Directors has an Audit Committee, an Executive Committee, an Executive Compensation Committee, a Finance and Planning Committee, a Pricing Committee and a Nominating and Corporate Governance Committee.  All of the members of the Board of Directors’ Audit, Executive Compensation and Nominating and Corporate Governance Committees are independent directors under the NYSE listing standards with respect to such committee membership.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of Messrs. Adams (Chairman), Delaney and Schwarz, all of whom are independent.  The Nominating and Corporate Governance Committee held two meetings in 2008.  This Committee was formed to assist the Board of Directors in identifying individuals qualified to become members of the Board of Directors; to recommend Board committee structure, membership, compensation and operations; to develop and recommend to the Board of Directors a set of effective corporate governance policies and procedures; and to lead the Board of Directors in its annual review of the Board’s performance.

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The Nominating and Corporate Governance Committee will consider suggestions forwarded by shareholders to the Secretary of the Company concerning qualified candidates for election as directors.  To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, a shareholder must submit the candidate’s name and qualifications to the Company’s Secretary, Martin A. Fishman, at the following address:  1 AEC Parkway, Richmond Heights, Ohio 44143.  The Nominating and Corporate Governance Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board of Directors.  However, in determining qualifications for new directors, it will consider a potential member’s qualification as independent under the NYSE listing standards, as well as age, skill and experience in the context of the needs of the Board of Directors.  The Nominating and Corporate Governance Committee recommends a slate of nominees to the Board of Directors for election by shareholders at the Company’s annual meeting.  Although the Nominating and Corporate Governance Committee may retain a board search consultant to supplement the pool of Board of Directors candidates, it has not engaged a consultant at this time.

The Nominating and Corporate Governance Committee recommended to the Board of Directors each of the nominees identified in “Proposal One: Election of Directors” on page 3.

A current copy of the Nominating and Corporate Governance Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Audit Committee

The Audit Committee is comprised of Messrs. Delaney (Chairman), Gibbons and Schwarz, all of whom are independent as required by Section 10A of the Securities Exchange Act of 1934 and NYSE listing standards.  Mr. Delaney, a retired partner of Deloitte & Touche LLP, chairs the Audit Committee.  The Board of Directors has determined that Mr. Delaney is a “financial expert” within the meaning of Item 401 of Regulation S-K under the federal securities laws.  The Audit Committee held nine meetings in 2008.

The Audit Committee is responsible for assisting the Board of Directors in overseeing the following primary areas: (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with financial, legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors.

A current copy of the Audit Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting practices on behalf of the Board of Directors.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has:

•     Reviewed and discussed with the Company’s management and the Company’s independent registered public accounting firm the audited financial statements of the Company contained in the Annual Report on Form 10-K for the year ended December 31, 2008;

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•    Discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Statement of Accounting Standards No. 61 (Codification of Statements on Auditing Standards, AU Section  380), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements; and

•    Received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (regarding the independent registered public accounting firm’s communications with the audit committee concerning such firm’s independence) and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

        Based on the reviews and discussions described in the preceding bulleted paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008, be included in the Company’s Annual Report on Form 10-K filed with the SEC.

Audit Committee
James M. Delaney, Chairman
Michael E. Gibbons
Richard T. Schwarz

Finance and Planning Committee

The Finance and Planning Committee, which consists of Messrs. Adams, Friedman, Gibbons (Chairman), Milstein and Schoff, assists the Board of Directors in matters relating to strategic planning and overall debt and capital structure of the Company.  The Finance and Planning Committee held two meetings in 2008.

A current copy of the Finance and Planning Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

Executive Committee

The Executive Committee, which consists of Messrs. Adams, Friedman (Chairman) and Milstein, possesses the power of the Board of Directors in the management of the business and affairs of the Company (other than filling vacancies on the Board of Directors or any of the Board of Directors’ committees) during intervals between meetings of the Board of Directors.  The Executive Committee held five meetings in 2008.

Pricing Committee

Effective May 2, 2007, the Board of Directors resolved to reconstitute the Pricing Committee, which consists of Messrs. Adams, Friedman (Chairman) and Gibbons.  The Pricing Committee establishes the price of securities issued by the Company, from time to time, upon the authorization of the Board of Directors to issue such security offerings.  The Pricing Committee did not conduct any meetings in 2008.

Executive Compensation Committee

The members of the Executive Compensation Committee (the “Committee”) are Messrs. Delaney, Schoff and Schwarz (Chairman), all of whom are independent. The Committee held three meetings in 2008.

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The Chairman of the Committee establishes the agenda for each Committee meeting with the assistance of the Chief Executive Officer and Vice President of Human Resources.  Meetings are attended by Committee members, as well as the Chief Executive Officer, Vice President of Human Resources, external legal counsel and, from time to time, a third party compensation consultant.  At each meeting, the Committee has the opportunity to meet in an executive session, absent the Chief Executive Officer and Vice President of Human Resources.  The Chairman of the Committee is responsible for updating the Board of Directors on all matters related to the executive compensation program.  The Committee has the authority to engage third party consultants to provide guidance and recommendations on matters related to the executive compensation program and may also delegate certain responsibilities related to administering the executive compensation program.

The Committee is responsible for assisting the Board of Directors in overseeing the following primary areas:

•     Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other elected officers and other officers who, together, comprise the five most highly compensated employees of the Company and ensuring those goals are aligned with the Company’s short and long-term objectives;

•     Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and employee compensation plans in light of the Company’s goals and objectives;

•     Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•     Establishing the contribution and earnings rates under the Company’s Supplemental Executive Retirement Plan on an annual basis;

•     Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•     Reviewing and approving grants and awards to the executive officers and other participants under the Company’s equity-based compensation plans based on achievement of pre-determined goals and objectives;

•     Reviewing and approving any employment agreements and severance agreements to be made with any existing or prospective executive officer of the Company; and

•     Reviewing other broad-based human resources programs for employees as deemed appropriate by the Chief Executive Officer or as requested by the Board of Directors.

A current copy of the Committee’s charter is available to shareholders on the Company’s web site, www.AssociatedEstates.com, under “Investors” and a written copy is available to shareholders upon written request to the Company, to the attention of Investor Relations.

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EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

Objectives of the Executive Compensation Program

The executive compensation program supports the Company’s commitment to creating shareholder value, achieving performance objectives, attracting and retaining top organizational contributors and linking executives’ pay to their ability to influence financial and organizational objectives, with a focus on the Company’s current priorities and long-term goals.

The Committee has overall responsibility for establishing, implementing and monitoring the executive compensation program for the five most highly compensated officers of the Company including the executive officers named in the Summary Compensation Table and approving individual equity and cash awards under these programs.  The key components of the Company’s executive compensation program are base salary, annual incentives, longer-term, share-based incentives and retirement and welfare benefits.  Each of these components operates within an integrated total compensation program to ensure that executives are compensated equitably, both from an internal and external perspective.

The integrated total compensation package is intended to compensate the Company’s executive officers between the median and the 75th percentile of the competitive peer groups, described in the introduction to the summary compensation table on page 16, and to provide the opportunities for executives to earn incentive-based compensation driven by the accomplishment of performance expectations.  The Committee believes the executive compensation program, in total, reflects the competitive market practices of the asset-based and size-based peer groups described on page 16.

The Committee has engaged FPL Associates, a nationally recognized consulting firm to: (i) assist the Committee with identifying the peer groups, which were selected using a number of factors such as asset class, size, market capitalization, number of residential units and numbers of full-time equivalent employees; (ii) assess the overall framework of the Company’s executive compensation program; and (iii) make recommendations for an executive compensation program that was consistent with the Company’s compensation philosophy and objectives.  This included the design, development and implementation of a long-term incentive plan.  The Committee also relied upon the consultant’s expertise for guidance and recommendations in establishing the overall compensation structure and individual compensation opportunities that were in place during 2008.

The Committee reviews the overall executive compensation program and each executive’s compensation package at least annually.  A number of factors influence the Committee’s decisions in recommending and implementing adjustments to the executive compensation framework and each executive’s compensation package.  These factors include a competitive peer group analysis, individual performance, range of responsibilities relative to the Company’s business plan, internal pay equity, demonstrated individual competencies, value, and contribution to the organization, experience and professional growth and development.  The peer group analysis is conducted by comparing each element of each executive’s compensation package and total remuneration to the compensation delivered to executives in similar positions within the peer groups.  This analysis is prepared with the help of the consultant and the Vice President of Human Resources and reflects compensation data as disclosed in most recent proxy statements and the consultant’s proprietary database.

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The Committee works in concert with the Finance and Planning Committee and the Audit Committee to ensure that the targets established under the annual and long-term incentive plans support the Company’s strategic objectives and structures incentive compensation to reward achievement of those objectives.  The Committee also relies upon input from the Chief Executive Officer to ensure that the other executives are in agreement that the objectives related to the annual and long-term incentive plans are not only realistic but also challenging and motivating.  The Committee also relies upon the Chief Executive Officer to update it on the individual performance of each executive and may also seek the Chief Executive Officer’s recommendations for compensation adjustments delivered to each executive based on his performance, influence on the results of the organization and professional development.

The Committee has delegated authority to the Chief Executive Officer to award grants of equity compensation from a discretionary pool to non-executive employees for purposes of fostering retention, rewarding performance or in conjunction with an offer of employment.  Fifty-thousand shares were initially allocated to this pool and 50,000 remain available for future grants as of December 31, 2008 (as a result of grants and subsequent forfeitures that were returned to the pool because of terminations).

Elements of the Executive Compensation Program

Base Salary

Base salary serves as the cornerstone for the executive compensation program and recognizes the relative value that an individual’s contribution brings to the Company.  Base salaries are intended to reflect the median salaries among the asset-based peer group as described later in this document.  The Committee approved base salary increases in 2008 for John Shannon, Senior Vice President of Operations; Martin Fishman, Vice President and General Counsel and Lou Fatica, Vice President, Treasurer and Chief Financial Officer in order to align each salary with a level that is more competitive with the peer groups and in recognition of such individual’s contributions to the Company’s performance.  Jeffrey I. Friedman, Chief Executive Officer (“CEO”) did not receive a base salary adjustment for 2008.

Annual Incentives

Annual incentives emphasize pay for performance and serve as a key means of driving current objectives and priorities.  The Annual Incentive Program is intended to provide incentives to the Company’s executive officers for achieving certain performance goals based on three metrics: same property net operating income (“NOI”) targets as established by the Committee, business unit objectives as recommended by the CEO and approved by the Committee and individual performance.  The business unit metric is not applicable to the CEO.  The weighting of each of these metrics for each of the other officers ranges from 40% to 80% of the total bonus opportunity.

In December of 2007, after a comprehensive review of compensation among the companies in the then asset-based and size-based peer groups and in consideration of the Company’s objectives, the Committee adjusted the 2008 annual bonus opportunity for Messrs. Friedman, Fatica, and Shannon.  In addition, the Committee implemented threshold and maximum award opportunities and made the determination that future annual incentives would be delivered entirely in cash, consistent with industry practices, versus a mix of cash and equity awards.  The adjustments were intended to provide an annual incentive potential at threshold, target and maximum levels such that if objectives were achieved at target or maximum levels, the payments would be delivered at a level consistent with the median to seventy-fifth percentile of the then peer groups.

In 2008, target annual incentive opportunities based on a percentage of base salary were established for each executive officer as follows:  Jeffrey I. Friedman, CEO - 130%; John Shannon, Senior Vice President of Operations - 75%; Martin Fishman, Vice President and General Counsel - 40% and Lou Fatica, Vice President, Treasurer and Chief Financial Officer - 60%.  Individual target awards were determined based on a peer group compensation analysis and are intended to provide award opportunities between the median and 75th percentile of the peer group.  Threshold and high opportunities range from 50% to 150% of target, respectively.

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The 2008 NOI benchmark at target was established at 99% of budgeted same community NOI (based on the budget approved by the Board) and was determined by deducting property operating and maintenance expenses from total property revenues.  Actual NOI achievement exceeded the pre-established target level objective that was approved by the Committee and the NOI component of each executive’s award and was delivered at 119.5% of target.  Actual results are reviewed and confirmed by the Company’s Audit Committee prior to the Executive Compensation Committee approving any awards.

The threshold, target and maximum business unit objectives for Mr. Shannon were formulaic and tied to budgeted operating margin.  Based on the pre-approved objectives and actual results, Mr. Shannon earned this component of his annual bonus at 121.3% of target.  Threshold, target and maximum business unit objectives for Messrs. Fatica and Fishman were tied to timeliness and accuracy of information provided by their respective business units.  Because Messrs. Fishman and Fatica head corporate business units that do not have direct operational responsibilities, it is more difficult to apply strict financial metrics to measure their respective contributions.  Consequently, business unit objectives for these persons are necessarily much more subjective and include such matters as their respective contributions to helping the Company achieve important objectives on a timely basis and ensuring accuracy of financial and other information within their respective areas of responsibility.  In consideration of the Company’s performance relative to the 2008 budget and objectives, and the influence each had on the results based on the recommendation of the CEO, the Committee approved the business unit component of the annual incentive at 130% of the target.  The annual incentive opportunity for Mr. Friedman did not include a business unit component.

The individual component of each executive’s annual bonus was based on overall individual performance, contributions to the organization and individual development throughout the year.  The portion of the annual bonus payment related to each executive’s individual component was approved by the Committee based on a written assessment of each executive’s performance and feedback provided by the CEO.  Mr. Shannon’s individual component was 140% of target.  The individual components of Messrs. Fatica’s and Fishman’s annual incentive were delivered at 120% and 100% of target, respectively.  The Committee determined that Mr. Friedman’s performance throughout the year warranted a payout at the 140% level due to the Company’s strong performance during the year and Mr. Friedman’s leadership of the Company’s management team.  Award payouts were delivered in cash on March 6, 2009.

Long-Term Incentives

Long-term incentives emphasize pay for performance and are linked to both the longer-term, strategic objectives of the Company and the long-term interests of shareholders.  The Committee believes that equity-based awards create stronger links to shareholder returns, reward long-term performance, and help to attract and foster the retention of executives who are in a position to most directly influence the long-term success of the Company. Long-term incentive awards align executives’ interests with those of shareholders by reinforcing an ownership mentality and the importance of providing competitive long-term total returns to shareholders.

The portion of an executive’s total remuneration that is delivered through long-term compensation is determined by reviewing a competitive peer group analysis, which is prepared by the compensation consultant based on the most recent proxy data and the consultant’s proprietary database, individual performance, range of responsibilities relative to the Company’s business plan and contribution to the organization.  The peer group analysis is used not only as a guideline for determining appropriate target long-term award opportunities, but also to ensure the mix of total compensation delivered to each executive is competitive with similar positions within the peer group.  In addition, the peer group analysis used to establish the 2008 long-term incentive plan (“LTIP”) also analyzed the methods of payment (such as the use of cash, stock options and restricted shares) used among the asset-based and sized-based peer groups to reward long-term performance.  In February of 2008, upon reviewing a competitive peer group analysis and contemplating the recommendations of the compensation consultant, the Committee established the terms of the 2008 long-term incentive plan which included the opportunity to earn awards at threshold, target and maximum levels.  This program was structured similarly to the 2007 LTIP.  The framework of the LTIP includes two components.

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        The first component is the single-year component that focuses on two metrics that are weighted equally:  same community NOI growth over a one-year period and strategic objectives tied to the maintenance of interest coverage and fixed charge coverage ratios as well as continued employment with the Company.  Objectives are established annually at the beginning of the year and evaluated at the conclusion of the year.  Based on 2008 results as described below, the executives earned the NOI and strategic objectives components and a grant of restricted shares was issued.  One-third of those issued shares vest immediately and the remaining two-thirds vest in equal, annual installments.  These restricted shares have voting rights and are entitled to receive dividends during the restricted period.

In December of 2007, after a comprehensive review of compensation among the companies in the then asset-based and size-based peer groups and in consideration of the Company’s objectives, the Committee established the 2008 single-year LTIP opportunity for Messrs. Friedman, Fatica, Fishman and Shannon at 110%, 45%, 25% and 70% of base salary, respectively.

Based on 2008 results, single-year LTIP awards were delivered at 119.5% of the NOI target and 147.5% of the strategic objectives target.  Strategic objectives were tied to 2008 budgeted fixed charge coverage and interest coverage ratios.  Awards were delivered in restricted shares and the number of shares granted to each executive was determined using the closing price of AEC common shares on February 24, 2009.

The second component of the LTIP is a multi-year component that focuses on performance over a three-year measurement period.  This component of the LTIP was established in 2007 as a percentage of 2007 base salaries and covers a three-year performance period that will conclude on December 31, 2009.  The multi-year long-term component focuses on three-year total shareholder return (“TSR”) (75% of the award), and continued employment with the Company (25% of the award).  TSR threshold, target and maximum objectives were established at the beginning of the three-year measurement period and a grant of restricted shares was issued at that time.  Cumulative TSR must be at least 30% at the end of the three-year period in order for the TSR component of the multi-year LTIP to be earned.  Performance objectives related to cumulative TSR will be evaluated at the end of the three-year period and, if achieved, the shares will vest entirely one year after the conclusion of the three-year measurement period.  If TSR objectives are not met, only the 25% portion of shares that is attributable to continued employment with the Company will vest at the threshold level.  Restricted shares have voting rights and dividends accrue and earn interest at a rate determined by the Committee during the restricted period.  That rate was determined to be 8.3%, which is consistent with the earnings rate on Supplemental Employee Retirement Plan account balances, as described later in this document.  Only the dividends and accrued interest attributable to shares that vest will be paid when shares vest.  Grants under the multi-year component are issued and metrics and objectives are established every three years.

Prior to 2007, the long-term awards were generally delivered through a combination of 50% non-qualified stock options and 50% restricted shares.  The non-qualified stock options were based on continued service with the Company and vest in one-third annual installments at the conclusion of each measurement period.  The vesting of the restricted shares is performance contingent and the vesting of up to one-sixth of the original restricted share grant may be accelerated at the end of each annual measurement period based upon the achievement of interim strategic objectives as set forth by the Committee at the beginning of the plan year.  Any of these restricted shares that have not vested previously will vest at the end of the three-year period if the overall three-year objective is met, or will be forfeited if the overall objective is not achieved.

        The goals under the 2006 LTIP were linked to the achievement of annual increases in funds from operations (FFO) per share and the maintenance of pre-established interest coverage and fixed charge coverage ratios.  One-third of these shares vested on an accelerated basis as a result of performance in 2006 and 2007.  Based on results as of December 31, 2008, upon the approval of the Committee at its February 24, 2009 meeting, 21,709, 3,331, 2,220 and 2,265 shares for Messrs. Friedman, Shannon, Fatica and Fishman, respectively, vested.

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        The Company has led its peer group in total shareholder return in each of the one-, three- and five-year periods ending December 31, 2008. In recognition of the exemplary performance by management in accomplishing the Company's strategic objectives, the Committee determined to award a restricted share grant to each of the executive officers in addition to the grants awarded under the long-term incentive plans.  On February 24, 2009, Messrs. Friedman, Shannon, Fatica and Fishman were granted 71,696, 16,747, 14,812 and 9,032 restricted shares, respectively.  The restricted shares will vest in one-third installments over a three-year period.  These restricted shares have voting rights and are entitled to receive dividends during the restricted period.

2008 Equity-Based Award Plan Incentives

All equity compensation awards that were granted to executives in connection with the long-term incentive programs described above are governed by the terms and conditions of the 2001 Amended and Restated Equity-Based Award Plan, which was adopted by shareholders in 2005 and amended effective January 1, 2009 to comply with the provision of 409A of the Internal Revenue Code (the “Code”).  The Company’s equity-based plans provide executive officers and other key employees of the Company the opportunity to earn equity-based incentives, including common shares.  Awards made under the plans may be in the form of stock options, restricted shares or other equity-based awards.  Stock options are granted with an exercise price that is equal to the current fair market value of the Company’s shares on the date of the grant and will only be of value to the extent the Company’s share price increases over time.  Additionally, the number of stock options that can be granted to an executive is capped at 125,000 stock options per annum.  This provision impacts the mix of stock options and restricted shares granted to the CEO under the long-term incentive plan.  Generally, stock options and restricted share awards will vest in installments over no less than a three-year period or upon achievement of performance objectives.

The Committee generally issues equity awards at its February meeting.  These awards are granted in conjunction with approval and payouts of the single-year long-term incentive component and also in conjunction with establishing objectives under the multi-year long-term incentive component as previously described.  The number of restricted shares that are granted to each executive is determined based on dividing the cash value of the award by the closing price of the Company shares on the date of grant.  The cash value of the award is determined as a percentage of base salary for the long-term incentive plan.  In prior years when stock options were awarded, the number of stock options granted to each executive was determined using the Black-Scholes model.  The Committee also has the discretion to grant equity-based awards in addition to those awards made in conjunction with the long-term incentive plans as it deems appropriate.

Non-Qualified Deferred Compensation Plan

On June 18, 2007, upon approval of the Committee and the Board of Directors, the Company implemented The Associated Estates Realty Corporation Elective Deferred Compensation Program (the “Plan”).  The Plan is an unfunded, non-qualified deferred compensation program that is subject to the provisions of Section 409A of the Code, which strictly regulates the timing of elections and payment.  The Plan was developed in lieu of updating the Company’s Executive Deferred Compensation Plan, which was initially adopted by the Board of Directors on July 1, 1999.  Eligibility under the Plan is determined by the Committee or its designee.  Currently, each appointed or elected officer of the Company is eligible to participate in the Plan.

The Plan permits deferral of up to 90% of base salary and up to 100% of annual incentive payments delivered in cash.  An individual bookkeeping account is maintained for each participant.  Participants are provided a number of measurement funds from which they may select to determine earnings, which may be, but are not required to be, the same as those offered under AERC 401(k) Savings Plan and Trust.  Deferrals of base salary and incentive payments (other than restricted shares, discussed below) are fully vested at all times.

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The Plan also permits the deferral of restricted shares.  Restricted share deferrals are reflected in a separate bookkeeping account for each individual as share equivalent units.  Dividend credits are made to such account in the form of share equivalent units.  Distribution of amounts reflected by such share equivalents shall be made in the form of shares.  The vesting of share equivalent units occurs on the same schedule as the restricted shares that have been deferred.

The Plan allows for in-service and separation sub-accounts to permit election of distribution at either a specified date or following separation.  Payment of each deferral under the Plan may be in the form specified in the participant’s election, and may be in the form of a lump sum or annual installments over a period not to exceed four years.  Payment of each deferral under the Plan is made on account of separation from service, death, or disability, or at a time specified by the participant, within the parameters set forth in the Plan.  Re-deferral elections are permitted within the parameters set forth in the Plan.  Accounts are distributed upon a change of control and distribution due to unforeseen financial hardship is also possible.

Supplemental Executive Retirement Plan

The Company’s Supplemental Executive Retirement Plan (the “SERP”) was adopted by the Board of Directors on January 1, 1997 and restated effective January 1, 2009 to comply with the provisions of 409A of the Code, and is administered by the Committee.  As part of the redesign of the Company's compensation program, the Committee determined to limit additional contributions to SERP to those participants that had vested accounts.  Consequently, effective January 1, 2007, additional contributions to SERP will only be made for Messrs. Friedman and Fishman; however, the account balances for Messrs. Fatica and Shannon will continue to earn interest.

Pursuant to the SERP, the Company makes a contribution to the account of each of the participating officers at the end of each plan year.  The Committee establishes the contribution rate, which was 6% of eligible earnings for 2008 (including base salary and payments under the annual incentive plan), prior to the beginning of each plan year.  The account balances are treated by the Company as an unfunded liability until the benefits are paid.  The account balances earn interest each year at a rate that is set by the Committee prior to the beginning of each plan year.  Historically, the interest rate paid on the account balances approximated the Company’s cost of capital.  The interest rate was 8.3% for 2008.

Each participant’s SERP account vests when the participant turns 55 years of age.  In the event of a change in control (as defined in the plan), the Company must make a cash contribution to an irrevocable “rabbi trust” in an amount necessary to fully fund the SERP accounts within thirty days of the change in control.

Employment Agreement

The Company has an employment agreement with Jeffrey I. Friedman to serve as the Company’s President and Chief Executive Officer.  This agreement, dated January 1, 1996, as amended, had an initial term of three years and is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate by giving one year’s prior written notice.  Under the agreement, Mr. Friedman must devote his entire business time to the Company.  The agreement provides for an annual base salary of $440,000, which may be increased from time to time.  Mr. Friedman’s current base salary was set at $487,479 in February of 2007 and was not increased for 2008.  Mr. Friedman’s employment agreement also provides for services of a full-time bookkeeper and assistant for Mr. Friedman’s business and personal matters and other benefits related to the performance of his duties.  Mr. Friedman’s employment agreement also addresses severance payments that may be due to him under certain termination scenarios.  These payments are discussed under “Potential Payments Upon Termination and Change in Control.”  In addition, Mr. Friedman’s employment agreement also includes non-competition and non-solicitation provisions that apply for a period of three years after the termination of his agreement.

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Severance

The Company has a policy of paying severance to each of the executive officers named in the Summary Compensation Table, other than Mr. Friedman, if the Company terminates such executive officer without cause.  Mr. Friedman has severance provisions in his employment agreement.  This policy and potential payments under this policy are further explained under “Potential Payments Upon Termination and Change in Control.”

The Committee believes the executive compensation program, in total, reflects the competitive market practices of the peer groups.

Report of the Executive Compensation Committee

The Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis set forth above.  Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Executive Compensation Committee
Richard T. Schwarz, Chairman
James M. Delaney
James A. Schoff

Summary Compensation Table

The following table summarizes the compensation earned during fiscal year 2008 by the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other executive officers (each, a “named executive officer” and, collectively, the “named executive officers”).

Total compensation opportunities for each executive are established based on a comprehensive review of similar positions within the Company’s peer groups.  Each executive’s opportunity is intended to align his compensation near the median to 75th percentile of the peer groups, depending on performance against pre-established goals and objectives.  In addition, each executive’s mix of total compensation is based on the mix of compensation for similar positions within the peer groups.  Compensation opportunities for the Company’s executives in 2008 were determined using 2007 peer group proxy data.  Two peer groups were identified:  an asset-based peer group and a sized-based peer group.  Compensation opportunities are intended to align with the median to 75th percentile of the asset-based peer group while the size-based peer group is used as a secondary benchmark to ensure pay levels are appropriate and competitive.  At the time the peer group analysis was conducted, the asset-based peer group consisted of eight public REITs that focused on multi-family properties and considered each company’s market capitalization and number of full time employees.  The asset-based peer group included: BRE Properties, Inc., Camden Property Trust, Colonial Properties Trust, Essex Property Trust, Inc., Home Properties, Inc., Mid-America Apt. Communities, Inc., Post Properties, Inc., and UDR, Inc.  The size-based peer group consisted of eight public REITs and two real estate operating companies, which focused on a variety of asset classes and were similar in size (e.g., total capitalization and number of full time employees) to the Company.  The size-based peer group included:  American Campus Communities, Inc., Cogdell Spencer, Inc., Education Realty Trust, Inc., First Potomac Realty Trust, Great Wolf Resorts, Inc., Kite Realty Group Trust, Lodgian Inc., Medical Properties Trust, Inc., Thomas Properties Trust, Inc., and Urstadt Biddle Properties, Inc.

        In 2008, base salaries of the named executive officers comprised, on average, 34% of their total compensation.  The annual bonuses, long-term incentives and other compensation, as described in the Summary Compensation Table, comprised 28%, 33% and 5%, respectively, of the compensation for the named executive officers.  These percentages are based on the fair value of equity awards recognized for financial statement reporting purposes, exclusive of estimated forfeiture rate, for the fiscal year ended December 31, 2008, in accordance with FAS 123(R).

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SUMMARY COMPENSATION TABLE

							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal		Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
Jeffrey I. Friedman,	2008	487,479	177,442	903,205	76,462	605,839	35,726	138,071	2,424,223
Chairman, President and	2007	480,992	135,000	722,241	119,229	502,920	15,702	133,701	2,109,785
Chief Executive Officer	2006	439,327	-	339,090	183,902	397,328	18,131	172,807	1,550,585

Martin A. Fishman,	2008	267,500	49,220	127,199	16,215	76,719	18,219	51,175	606,248
Vice President, Secretary	2007	255,000	52,428	113,539	27,246	85,496	8,159	21,153	563,021
and General Counsel	2006	253,108	-	64,011	47,090	90,041	9,438	18,504	482,192

Lou Fatica,	2008	290,000	87,000	208,873	15,897	124,758	3,591	4,602	734,721
Vice President, Treasurer	2007	259,510	83,063	152,294	24,736	131,514	1,696	2,492	655,305
and Chief Financial Officer	2006	245,427	-	55,279	40,674	88,275	1,576	20,580	451,811

John T. Shannon,	2008	250,000	52,500	261,483	28,880	179,925	2,099	4,702	779,590
Senior Vice President	2007	223,139	47,300	195,854	46,944	186,064	992	2,487	702,780
of Operations	2006	220,301	-	88,863	74,086	119,171	742	19,657	522,820

(1)   Includes the amounts related to the subjective portions of the 2008 annual incentive.  For Messrs. Friedman and Shannon, this includes the payout attributable to the individual component of their awards.  For Messrs. Fishman and Fatica, this includes the payments attributable to the individual and business unit objectives established in connection with the 2008 annual incentive.  The annual incentive opportunity for each executive and the objectives that were established for each executive are described under “Executive Compensation Discussion and Analysis-Annual Incentives.”

(2)   Includes the amounts recognized as expense by the Company in 2008, exclusive of estimated forfeiture rate, with respect to stock awards in 2008 and prior years in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009.  The executive has the right to vote the restricted shares and receive dividends during the restricted period on restricted shares with the exception of the restricted shares that were granted under the 2007 multi-year LTIP.  Dividends accrue on restricted shares granted in connection with the 2007 multi-year LTIP and will be paid in cash when the award vests.  Accrued dividends earn interest during the restricted period at a rate of 8.3%, consistent with the earnings rate applied to the Company’s SERP.

(3)   Includes the amounts recognized as expense by the Company in 2008, exclusive of estimated forfeiture rate, with respect to option awards granted in prior years in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009.

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(4)   Includes amounts related to the NOI component of the 2008 annual incentive for each named executive and the amount related to the business unit objective for Mr. Shannon, as described under “Annual Incentives.”  Amounts were paid in cash on March 6, 2009.  The 2008 NOI target was based on budgeted, same property NOI as described under “Executive Compensation Discussion and Analysis-Annual Incentives.”  Values for 2006 and 2007 reflect the cash portion of the 2006 and 2007 annual bonus which was paid in March 2007 and March 2008, respectively.  The 2006 and 2007 annual bonuses were determined based on actual performance against pre-established NOI objectives which were linked to budgeted same property NOI.  The 2006 annual bonus was delivered through a mix of 75% cash and 25% restricted shares.  The 2007 annual bonus was paid in cash.

(5)   Includes earnings on SERP contributions that are considered to be “above market.”  “Above market” earnings are those that exceed 120% of the twelve-month federal rate of 3.2% as of January 2, 2008.  SERP contributions, which are described in footnote (6) are based on 6% of the executive’s annual compensation.  The earnings rate was 8.3% in 2008.

(6)   For 2008, the amounts for Mr. Friedman include compensation paid to a Company employee, who provides bookkeeping and related administrative services to Mr. Friedman for matters that may be personal in nature and unrelated to the business of the Company or the performance of Mr. Friedman’s duties.  The amounts for Messrs. Friedman, Fatica and Shannon also include Company matching contributions under the AERC 401(k) Savings Plan and Trust (the “401(k) Plan”) of $1,125, $2,223 and $2,357, respectively.  Under the 401(k) Plan, participants are eligible for the match of $0.25 on the dollar up to 6% of eligible compensation after completing one year of service.  For the named executive officers, eligible compensation for purposes of the 401(k) Plan includes regular wages (base salary) and excludes bonuses.  The amounts also include contributions to the executive’s SERP accounts.  Contributions for each executive are listed in the non-qualified deferred compensation table.  For 2008, SERP contributions made to vested participants’ accounts were based on 6% of each executive’s annual compensation, which includes base salary and annual bonus.  In addition, the amounts also include the interest earned on the accrued dividends attributable to the restricted shares granted in conjunction of the 2007 multi-year long-term incentive award.  Amounts for Messrs. Fishman, Fatica and Shannon are $709, $1,164 and $1,119, respectively.  The accrued dividends and interest will be paid if the performance objectives established for this plan are met and otherwise will be forfeited.  Messrs. Friedman and Shannon have each elected to defer 100% and 15%, respectively, of their 2008 multi-year restricted shares into their deferred compensation account.

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Grants of Plan-Based Awards in 2008

Plan-based awards to executive officers named in the Summary Compensation Table during 2008 were as follows:

			Estimated Future Payouts			Estimated Future Payouts			Grant Date
			Under Non-Equity			Under Equity			Fair Value
		Date of	Incentive Plan Awards			Incentive Plan Awards			of Stock and
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Grant Date	Action	($)	($)(1)	($)	(#)	(#)(2)	(#)	($)(3)
Jeffrey I. Friedman	03/06/09	02/24/09	316,861	633,723	950,584	-	-	-	-
	02/24/09	02/24/09	-	-	-	-	134,561	-	715,865
	02/26/07	02/26/07	-	-	-	70,945	94,803	117,978	828,732

Martin A. Fishman	03/06/09	02/24/09	53,500	107,000	160,500	-	-	-	-
	02/24/09	02/24/09	-	-	-	-	16,782	-	89,280
	02/26/07	02/26/07	-	-	-	5,969	11,938	17,907	108,662

Lou Fatica	03/06/09	02/24/09	87,000	174,000	261,000	-	-	-	-
	02/24/09	02/24/09	-	-	-	-	32,748	-	174,219
	02/26/07	02/26/07	-	-	-	9,794	19,588	29,382	178,291

John T. Shannon	03/06/09	02/24/09	93,750	187,500	281,250	-	-	-	-
	02/24/09	02/24/09	-	-	-	-	43,914	-	233,622
	02/26/07	02/26/07	-	-	-	11,072	22,144	33,216	201,557

(1)  The amounts listed for March 2009 reflect the threshold, target and maximum annual bonus opportunity, which was earned in 2008 and paid in 2009.  The actual amount paid to each named executive was between the target and maximum opportunity and are set forth in the Summary Compensation Table and described in footnotes (1) and (4) thereto.

(2)  Estimated future payouts under equity incentive plans include the number of restricted shares that were granted under the 2007 LTIP as previously described in the Executive Compensation Discussion and Analysis and footnotes to the Summary Compensation Table.  The restricted shares granted on February 24, 2009, reflect the actual number of shares earned under the 2008 single year long-term incentive component.  These shares vest in three equal, annual installments with the first installment vesting immediately upon the date of grant.  The remaining installments vest on the first and second anniversary of the date of the grant.  The restricted shares granted on February 26, 2007, reflect the threshold, target and maximum number of restricted shares that each executive may earn if the TSR and continued-service objectives (described under “Executive Compensation Discussion and Analysis-Long Term Incentives”) are met.  Mr. Friedman and Mr. Shannon have each elected to defer 100% and 15%, respectively, of their 2008 single-year and multi-year long-term incentive restricted share grant into the non-qualified deferred compensation plan.  If earned, these shares will vest on December 31, 2010.

No other stock awards or option awards were granted during the fiscal year.

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(3)  Aggregate grant-date FAS 123(R) fair value of the equity awards.  The grant-date fair value of the restricted shares granted on February 26, 2007 that are subject to the TSR and continued-service objectives was estimated using the Monte Carlo method.  Assumptions used in the Monte Carlo method are included in Note 14 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards to the executive officers named in the Summary Compensation Table as of December 31, 2008:

	Option Awards				Stock Awards
					Number	Market	Equity Incentive	Equity Incentive
		Number of			of Shares	Value of	Plan Awards:	Plan Awards:
	Number of	Securities			or Units	Shares or	Number of	Market or Payout
	Securities	Underlying			of Stock	Units of	Unearned Shares,	Value of Unearned
	Underlying	Unexercised			That Have	Stock	Units or Other	Shares, Units or
	Unexercised	Options (#)	Option	Option	Not Yet	That Have	Rights That Have	Other Rights That
	Options (#)	Unexercisable	Exercise	Expiration	Vested	Not Vested	Not Yet Vested	Have Not Yet
Name	Exercisable	(#)(1)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	Vested ($)
Jeffrey I. Friedman	300,000		8.69	2/28/2011	6,919	63,170	168,204	1,535,704
	125,000		9.58	8/4/2015
	125,000		11.26	2/28/2016
	75,000		9.46	2/27/2014

Martin A. Fishman	115,300		8.69	2/28/2011	1,652	15,083	23,989	219,020
	33,375		9.58	8/4/2015
	26,581		11.26	2/28/2016
	26,500		8.63	2/24/2010
	28,000		8.06	8/16/2010
	15,000		9.46	8/27/2014

Lou Fatica	100,000		8.69	2/28/2011	1,590	14,517	37,866	345,717
	30,354		9.58	8/4/2015
	26,060		11.26	2/25/2016
	2,000		10.38	8/6/2009
	12,750		9.46	8/27/2014
	4,000		7.19	12/13/2009
	5,000		8.06	12/8/2010

John T. Shannon	44,180		9.58	8/4/2015	2,133	19,474	15,421	140,797
	39,090		11.26	2/28/2016
	80,000	20,000	8.45	4/5/2014
	18,750		9.46	8/27/2014

(1)   Unexercisable stock options that were awarded to Mr. Shannon with an exercise price of $8.45 per share will vest on April 5, 2009.

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(2)   The following table lists the vesting schedule for the stock awards that have not yet vested:

	Future Vesting of Stock Awards					Future Vesting of Stock Awards

		Shares					Shares
	Grant	Vesting	Vesting			Grant	Vesting	Vesting
Name	Date	(#)	Date		Name	Date	(#)	Date
Jeffrey I. Friedman	2/28/06	1,409	2/28/09		Martin A. Fishman	2/28/06	403	2/28/09
	2/28/06	10,740	2/24/09	*		2/28/06	2,265	2/24/09	*
	6/6/06	10,969	2/24/09	*		2/26/07	625	2/26/09
	2/26/07	2,755	2/26/09				624	2/26/10
		2,755	2/26/10			2/26/07	17,907	12/31/10	*
	2/26/07	146,495	12/31/10	*		2/26/08	1,909	2/24/09	*
							1,908	2/26/10	*

Lou Fatica	2/28/06	366	2/28/09		John T. Shannon	2/28/06	480	2/28/09
	2/28/06	2,220	2/24/09	*		2/28/06	3,331	2/24/09	*
	2/26/07	612	2/26/09			2/26/07	827	2/26/09
		612	2/26/10				826	2/26/10
	2/26/07	29,382	12/31/10	*		2/26/07	6,072	12/31/10	*
	2/26/08	3,132	2/24/09	*		2/26/08	3,009	2/24/09	*
		3,132	2/26/10	*			3,009	2/26/10	*

      *Indicates restricted shares granted under equity-based award plans that are performance contingent and may vest if pre-established performance criteria are met or otherwise will be forfeited.

(3)  Market value of unearned shares was determined by multiplying the number of unearned shares as of December 31, 2008, by the closing price of the Company’s common shares on the last business day of 2008.  The closing price on that day was $9.13.

(4)  Includes restricted share units held in the executive’s elective deferred compensation account.  These restricted share units reflect the portion of the 2007 multi-year long-term incentive grants that the executive elected to defer.  These shares were also reported in the Grants of Plan-Based Awards table.

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Option Exercises and Stock Vested

The following table summarizes the stock options exercised and the vesting of restricted shares and similar instruments during 2008 by the named executive officers:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)

Jeffrey I. Friedman	143,021	2,016,693	27,094	285,214

Martin A. Fishman	28,000	397,225	7,856	82,433

Lou Fatica	-	-	7,063	74,359

John T. Shannon	-	-	8,576	90,327

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during 2008 under each contribution or other plan that is not tax-qualified with respect to each named executive officer:

		Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
		Contributions	Contributions	Earnings in	Withdrawals/	at December 31,
Name	Plan	in 2008 ($)(1)	in 2008 ($)(2)	2008 ($)(3)	Distributions ($)	2008 ($)
Jeffrey I. Friedman	SERP	-	89,555	65,952	-	950,116
	NQDC	513,837	-	-	-	513,837
Martin A. Fishman	SERP	-	50,466	33,634	-	489,330
	NQDC	-	-	-	-	-
Lou Fatica	SERP	-	-	6,629	-	86,495
	NQDC	-	-	-	-	-
John T. Shannon	SERP	-	-	3,875	-	50,564
	NQDC	66,641	-	-	-	66,641

(1)  Executive contributions reflect portions of base salary and restricted share grants that the named executive elected to defer into the Company’s non-qualified deferred compensation plan, as previously described.  These amounts are also set forth in the Summary Compensation Table.

(2)  Registrant Contributions reflect contributions made to the named executive officer’s SERP account during the fiscal year.  These amounts are also set forth in the Summary Compensation Table and described in footnote (6) thereto.

(3)  Aggregate earnings on SERP contributions during the fiscal year.  Above-market earnings on the SERP accounts are also set forth in the Summary Compensation Table and described in footnote (5) thereto.

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Potential Payments Upon Termination and Change in Control

The Company has a severance program for the named executive officers with the exception of the Chief Executive Officer whose severance is governed by his employment agreement.  Under this program, the executive will receive a severance payment if his employment is terminated by the Company for any reason other than willful misconduct equal to one year of base salary, one year of insurance coverage, a pro-rata payout of the annual bonus for the year in which the termination occurs and executive outplacement services.  In exchange for the severance, the executive is required to execute an agreement not to compete with the Company or to solicit any clients or employees of the Company for a one-year period.  If Mr. Fishman, Fatica or Shannon had been terminated by the Company for a reason other than willful misconduct on December 31, 2008, he would have received severance equal to $400,443, $492,069 and $465,747, respectively, based on annual bonus amounts at target.  In addition, if Mr. Fishman, Fatica or Shannon had been terminated by the Company for a reason of death or disability on December 31, 2008, any stock options held by him would have become immediately and automatically vested and exercisable.  Likewise, upon termination due to death or disability, any restricted shares held by a named executive officer would have vested and any restrictions thereon would have immediately lapsed.  The number of stock options and restricted shares subject to vesting had death or disability occurred on December 31, 2008 are described below.

Pursuant to the terms of his employment agreement, if Mr. Friedman, our Chief Executive Officer, is terminated for cause (as defined in the agreement), he will receive only any unpaid but accrued base salary and benefits.  Thus, if Mr. Friedman had been terminated for cause on December 31, 2008, he would have received $15,182 in accrued base salary and benefits.  If Mr. Friedman is terminated due to death or permanent disability (as defined in his employment agreement), he will receive payment equal to two years of base salary plus a pro-rata portion of the bonus for the year in which termination occurs.  If Mr. Friedman had been terminated due to death or permanent disability on December 31, 2008, he would have received $1,608,681 in base salary and bonus payments.  If Mr. Friedman is terminated without cause by the Company or is terminated in connection with a change in control or voluntarily resigns for good reason (as defined in the employment agreement), he will receive a lump sum equal to the greater of (i) unpaid base salary for the remainder of the unexpired term of his agreement, pro-rata bonus and other accrued benefits or (ii) the current year’s base salary, pro-rata bonus and other accrued benefits.  Thus, if Mr. Friedman had been terminated by the Company without cause or in connection with a change in control or had resigned his employment for good reason on December 31, 2008, he would have received $2,096,343 in base salary, bonus and benefits.  If any amounts payable to Mr. Friedman constitute an “excess parachute payment” within the meaning of Section 280G of the Code that are subject to excise tax, the amounts payable will be increased to the extent necessary to place Mr. Friedman in the same after-tax position as he would have been in had no such tax assessment been imposed.  Based on the severance payment that represents the amount due based on a change in control on December 31, 2008, as noted above, plus the vested SERP account and accelerated vesting of equity plan amounts as noted below, the amount of this gross up would be $1,088,049.  In addition to these items, beginning on the day after the cessation of his employment with the Company (except in the case of termination for cause, death and until the date that Mr. Friedman would begin employment with another company), the Company shall provide to Mr. Friedman at no cost to him, office space at a location (other than the executive offices of the Company) and a full-time secretary and other customary office support functions.

In addition, if a named executive officer dies or becomes disabled or if a change in control (as defined in the Company’s equity plan) occurs, any stock options held by him will become immediately and automatically vested and exercisable.  If Mr. Shannon had died or become disabled, or if a change in control had occurred, on December 31, 2008, he would have had 20,000 stock options vest at a value of $13,600, based on the closing price of the Company’s common shares on December 31, 2008.  Furthermore, upon death or disability or a change in control, any restricted shares held by a named executive officer will vest and any restrictions thereon will immediately lapse.  If Messrs. Friedman, Fishman, Fatica or Shannon had died or become disabled, or if a change in control had occurred, on December 31, 2008, their restricted shares in the amounts of 175,123, 25,641, 39,456 and 17,554 would have vested at a value of $1,598,873, $234,102, $360,233 and $160,268, respectively.

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Further, all equity awards that are deferred into elective deferred compensation accounts become fully vested in the event of a change in control.  If a change in control had occurred on December 31, 2008, Messrs. Friedman and Shannon would have had 146,495 and 6,072 restricted share units at a value of $1,337,499 and $55,437, respectively, vest.  These shares and the corresponding values are included in the amounts reported in the previous paragraph.  Moreover, all SERP account balances become fully vested in the event of a change in control (as defined therein).  If a change in control had occurred on December 31, 2008, Messrs. Friedman, Fishman, Fatica and Shannon would have become vested in amounts under the SERP equal to $950,116, $489,330, $86,495 and $50,564, respectively.

Compensation Committee Interlocks and Insider Participation

Messrs. Delaney, Schoff and Schwarz comprised the Committee for 2008.  There are no compensation committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the Company’s common shares as of March 16, 2009 (unless otherwise noted), by: (a) the executive officers named in the Summary Compensation Table; (b) the Company’s directors; (c) each other person (and such person’s address) who is known by the Company to be the beneficial owner of more than 5% of the outstanding common shares (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group.  The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all common shares set forth opposite their names.

		Number of
		Common Shares
		Subject to Options
	Number of	Currently Exercisable
	Common Shares	or Exercisable	Total Number	Percent
Name and Address of Beneficial Owner (1)	Beneficially Owned	Within 60 Days	of Shares	of Class
Albert T. Adams	5,000	20,000	25,000	*
James M. Delaney	12,394	10,216	22,610	*
Lou Fatica	97,525	180,164	277,689	1.6%
Martin A. Fishman(2)	82,458	244,756	327,214	1.9%
Jeffrey I. Friedman(3)	577,603	625,000	1,202,603	6.9%
Michael E. Gibbons(4)	13,312	-	13,312	*
Mark L. Milstein	787,140	15,000	802,140	4.8%
James A. Schoff	10,000	-	10,000	*
Richard T. Schwarz	71,058	20,000	91,058	*
John T. Shannon	105,676	88,988	194,664	1.2%
Loomis, Sayles & Co., L.P.(5)	1,227,525	-	1,227,525	7.4%
Renaissance Technologies LLC(6)	903,300	-	903,300	5.3%
All Executive Officers and Directors
as a Group (10 persons)	1,762,166	1,204,124	2,966,290	16.6%

* Less than 1%.

(1)   Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

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(2)  Includes 517 common shares held jointly by Mr. Fishman and his wife and 4,175 common shares held in an IRA account.  Also includes 5,000 common shares of which Mr. Fishman shares voting power and investment power jointly with his brother.

(3)  Includes 275,852 common shares held by Mr. Friedman’s wife and 12,985 common shares held by a trust of which Mr. Friedman is trustee.  Also includes 125,000 common shares pledged as security.

(4)   Includes 135 common shares of which Mr. Gibbons shares voting power and investment power jointly with his wife.

(5)  Based on information contained in a Schedule 13G filed with the SEC on February 13, 2009, Loomis Sayles & Co., L.P. has the sole power to vote and sole dispositive power with respect to 1,227,525 common shares.  The principal business office address of Loomis, Sayles & Co., L.P. is One Financial Center, Boston, Massachusetts 02111.

(6)  Based on information contained in a Schedule 13G filed with the SEC on February 13, 2009, Renaissance Technologies LLC has sole power to vote with respect to 881,800 common shares, sole dispositive power with respect to 893,300 common shares and shared dispositive power with respect to 10,000 common shares.  The principal business address of Renaissance Technologies LLC is 800 Third Avenue, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Albert T. Adams, a director of the Company, is a partner of Baker & Hostetler LLP.  Baker & Hostetler LLP has been retained by the Company to perform legal services on its behalf, and the Company expects that Baker & Hostetler LLP will continue to provide such services during 2009.

Merit Painting Services, Inc. (“Merit”), a subsidiary of the Company, has provided services to JAS Construction, Inc. (“JAS”) related to property rehabilitation and other work from time to time.  JAS is owned by a son of Jeffrey I. Friedman, the Company’s Chairman, President and CEO.  During calendar year 2008, $209,285 was received by Merit for work performed for JAS.

On April 25, 2008, the Company and JAS entered into a construction contract concerning the rehabilitation of the kitchens and bathrooms at the Reflections Apartments located in Columbia, Maryland.  The contract price was  approximately $2 million.

The Company retains Marcus & Millichap (“M&M”), a real estate investment brokerage company, to broker the sale of certain of its properties throughout the United States that it owns or manages for third parties.  A son of Jeffrey I. Friedman, the Company’s Chairman, President and CEO, is a broker with M&M.  During the year ended December 31, 2008, the Company paid M&M approximately $2.6 million in fees related to the sale of its owned properties, of which Mr. Friedman’s son received approximately $870,000.

During the summer and fall of 2008, Merit performed certain tenant alteration work at Parkway Business Plaza, an office/warehouse complex located in Warrensville Heights, Ohio.  Jeffrey I. Friedman, the Company’s Chairman, President and CEO and Mark L. Milstein, a director of the Company, own substantial partnership interests in Parkway Business Plaza.  The aggregate amount paid for such work was approximately $185,000.

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Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors of the Company reviews and the independent directors must approve all related party transactions.  Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board of Directors for consideration.  The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board of Directors, and the independent members of the Board of Directors may approve or disapprove the Company entering into the transaction.  All related party transactions, whether or not those transactions must be disclosed under Federal securities laws, are approved by the independent members of the Board of Directors pursuant to the policy and reviewed annually with the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the SEC and NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company, and such persons are required by the SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2008, or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent beneficial owners were met.

PROPOSAL TWO:  RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the independent registered public accounting firm to the Company in 2008 and is expected to be retained by the Company’s Audit Committee to do so in 2009.  Under the Audit Committee charter, the Audit Committee is responsible for the appointment and oversight of, and the approval of the compensation arrangements with the Company’s independent registered public accounting firm.  The Board of Directors has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by shareholders at the annual meeting of shareholders.

Although the NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on the matter.  Shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by Ohio law, the Company’s Code of Regulations or otherwise.  Although this vote is not binding, if shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the shareholder vote in determining whether or not to retain the firm.  The Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that shareholders did not ratify the appointment, or select another nationally recognized accounting firm without re-submitting the matter to shareholders.  Even if the appointment is ratified, the Audit Committee reserves the right, in its discretion, to select and appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting of shareholders, will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

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Fees Paid to PricewaterhouseCoopers LLP

Audit Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audits of the Company’s annual financial statements for the years ended December 31, 2008 and 2007 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during 2008 and 2007 were $564,000 and $565,000, respectively.  The fees for 2008 and 2007 include the audit of the Company’s internal control over financial reporting as required by the Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That is Integrated with An Audit of Financial Statements.

Audit-Related Fees. The aggregate fees billed for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the years ended December 31, 2008 and 2007 were $62,000 and $10,000, respectively.  Audit-related fees in 2008 consist of $57,000 billed for procedures related to other SEC filings and $5,000 billed for the security count procedures related to the Company’s advisory business.  Audit-related fees in 2007 consist of fees billed for the security count procedures related to the Company’s advisory business.

Tax Fees.  The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning for the years ended December 31, 2008 and 2007 were $85,000 and $109,000, respectively, of which $47,000 and $46,000, respectively, were related to tax compliance services.

All Other Fees.  For the years ended December 31, 2008 and 2007, there were no other fees billed by PricewaterhouseCoopers LLP for products and services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit-related services, tax services and other services.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the accountant’s independence.

The Board of Directors recommends that shareholders vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accountant for the Company’s fiscal year ending December 31, 2009.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2010 annual meeting of shareholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on November 27, 2009.  In addition, if a shareholder intends to present a proposal at the Company’s 2010 annual meeting of shareholders without the inclusion of the proposal in the Company’s proxy materials and written notice of the proposal is not received by the Company on or before February 10, 2010, proxies solicited by the Board of Directors for the 2010 annual meeting of shareholders will confer discretionary authority to vote on the proposal if presented at the meeting.  Shareholders should submit proposals to the executive offices of the Company, 1 AEC Parkway, Richmond Heights, Ohio 44143, Attention: Secretary.  The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

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HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each shareholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs.  A number of brokerage firms have instituted householding.  In accordance with a notice sent during 2002 to certain beneficial shareholders who share a single address, only one copy of this proxy statement and the attached annual report will be sent to that address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report, a copy can be obtained by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.  In addition, if any such shareholder wishes to receive a separate proxy statement and annual report in the future, the shareholder should provide such instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

Also, shareholders that share an address and receive multiple copies of annual reports or proxy statements can request that only one copy be sent to that address in the future by providing instructions by calling toll-free 1-800-440-2372, or by writing to Associated Estates Realty Corporation, Investor Relations, 1 AEC Parkway, Richmond Heights, Ohio  44143.

OTHER MATTERS

Shareholders and other interested parties may send written communications to the Board of Directors, an individual director, the lead director or the non-management directors as a group by mailing them to the Board of Directors, individual director, lead director or group of non-management directors (as applicable), c/o Secretary, Associated Estates Realty Corporation, 1 AEC Parkway, Richmond Heights, Ohio  44143.  All communications will be forwarded to the Board of Directors, individual director, lead director or group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Management does not know of any other matters that will be presented for action at the meeting other than the items referred to in this proxy statement.  If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment.  For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NYSE requirements and the Company’s governing documents.

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VOTE BY TELEPHONE
Associated Estates Realty Corporation c/o National City Bank Shareholder Services Operations Locator 5352 P.O. Box 94509 Cleveland, OH 44101-4509	Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.
Telephone and Internet votes must be received by 6:00 a.m. EDT on May 6, 2009 to be included in the final tabulation.

Electronic Delivery of Future Shareholder Communications

If you would like to reduce the costs incurred by Associated Estates Realty Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically over the Internet.  To sign up for electronic delivery, please follow the instructions to vote using the Internet or telephone and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.  If you are voting by paper ballot, please check the box where indicated.

è

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If voting by mail, this proxy card must be signed and dated below.
ê   Please fold and detach card at perforation before mailing.   ê

ASSOCIATED ESTATES REALTY CORPORATION This Proxy is Solicited on behalf of the Board of Directors

The undersigned hereby appoints Jeffrey I. Friedman and Martin A. Fishman, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all the Common Shares of Associated Estates Realty Corporation held of record by the undersigned on March 16, 2009, at the Annual Meeting of Shareholders to be held on May 6, 2009, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

Receipt of Notice of Annual Meeting of Shareholders and the related Proxy Statement dated March 27, 2009, is hereby acknowledged.

Dated:	, 2009

Signature

Please sign as your name appears hereon.  If shares are held jointly, all holders must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY

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YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê Please fold and detach card at perforation before mailing ê

ASSOCIATED ESTATES REALTY CORPORATION PROXY
This proxy when properly executed will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted to elect the nominees described in Item 1 and FOR proposal 2.

1.	Election of Directors
	Nominees:	(1)	Albert T. Adams	(2)	James M. Delaney	(3)	Jeffrey I. Friedman	(4)	Michael E. Gibbons
		(5)	Mark L. Milstein	(6)	James A. Schoff	(7)	Richard T. Schwarz

		❑	FOR all nominees listed above			❑	WITHHOLD AUTHORITY
			(except as marked to the contrary below).				to vote for all nominees listed above.

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below).

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the Company's fiscal year ending December 31, 2009.

		❑	FOR	❑	AGAINST	❑	ABSTAIN

3.	In their discretion, to vote upon such other business as may properly come before the meeting.

Electronic Delivery of Proxy Materials
❑	If you wish to receive future annual reports and proxy materials via the Internet, please indicate by checking the box to the left.

(Continued on reverse side)

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